Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS THIRD QUARTER EARNINGS

WHICH MARKS THE COMPANY’S STRONGEST QUARTERLY NON-GAAP

PERFORMANCE ON RECORD

MIAMI (September 22, 2015) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced non-GAAP net income of $1.4 billion, or $1.75 diluted EPS for the third quarter of 2015 compared to non-GAAP net income for the third quarter of 2014 of $1.2 billion, or $1.58 diluted EPS. For the third quarter of 2015, U.S. GAAP net income, which included unrealized losses on fuel derivatives of $137 million, was $1.2 billion, or $1.56 diluted EPS down slightly from the prior year. For the third quarter of 2014, U.S. GAAP net income, which included net unrealized gains on fuel derivatives of $15 million, was $1.2 billion, or $1.60 diluted EPS. Revenues for the third quarter of 2015 were $4.9 billion, in line with the prior year.

Carnival Corporation & plc President and Chief Executive Officer Arnold Donald noted, “Our third quarter non-GAAP performance was the strongest of any quarter on record with earnings $0.17 per share higher than the prior year despite a slight drag from the net impact of fuel prices and currency. Non-GAAP earnings for the quarter were also $0.17 higher than the mid-point of prior guidance. Net revenue yields improved 5 percent (constant currency) from the prior year benefiting from strong demand which led to higher occupancy levels, increased ticket prices and increased onboard spending. Clearly our ongoing investments in the guest experience, combined with our global marketing and public relations efforts along with our initiatives to leverage our scale are having a positive impact.”

Key metrics for the third quarter 2015 compared to the prior year were as follows:

•	On a constant dollar basis, net revenue yields (net revenue per available lower berth day or “ALBD”) increased 4.3 percent for 3Q 2015, better than June guidance of up 2 to 3 percent. Gross revenue yields decreased 2.1 percent in current dollars.

•	Net cruise costs excluding fuel per ALBD increased 1.0 percent in constant dollars, better than June guidance of up 2 to 3 percent due to the timing of certain expenses. Gross cruise costs including fuel per ALBD in current dollars decreased 9 percent.

•	Fuel prices declined 33 percent to $439 per metric ton for 3Q 2015 from $650 per metric ton in 3Q 2014 and were less than June guidance of $492 per metric ton.

•	Fuel consumption per ALBD decreased 2 percent in 3Q 2015 compared to the prior year.

Other highlights during the third quarter included Princess Cruises’ announcement that the Golden Princess will begin sailing out of Tianjin, China on a seasonal basis starting in 2016, which totals six Carnival Corporation vessels based in China, the largest capacity commitment from any cruise company. Additionally, it was announced in July that two vessels in the four-ship newbuild contract with Meyer Werft shipyard will be earmarked for Costa Cruises and will be the largest ships ever built based on guest capacity. Like the two previously announced AIDA Cruises ships that will also be constructed by Meyer Werft, the Costa ships will be powered at sea by Liquefied Natural Gas, the world’s cleanest burning fossil fuel. Last week, Carnival Corporation announced its new sustainability goals, which include a further reduction in CO2 emissions of 25 percent by 2020 from the company’s 2005 baseline, along with a fleetwide reduction in shipboard waste generation and improved water usage.

Outlook

Based on the strength in third quarter net revenue yields and current booking trends, the company has increased its expectations for full year 2015 net revenue yields. The company now expects revenue yields to be up approximately 4 percent compared to the prior year versus previous guidance of up 3 to 4 percent on a constant currency basis, which excludes translational and transactional currency impacts (up approximately 3 percent on a constant dollar basis). The company continues to expect full year 2015 net cruise costs excluding fuel per ALBD to be up approximately 3.5 percent compared to the prior year on a constant currency basis (up approximately 3 percent on a constant dollar basis).

Taking the above factors into consideration, the company has increased its full year 2015 non-GAAP diluted earnings per share guidance to be in the range of $2.56 to $2.60, better than both the June guidance range of $2.35 to $2.50 and 2014 non-GAAP diluted earnings of $1.93 per share.

Donald stated, “In 2015, we are on track to achieve a nearly 35 percent earnings improvement and we are accelerating progress toward achieving double digit return on invested capital in the next three to four years. Our improved performance has driven even stronger operating cash, which is expected to exceed $4 billion this year. We remain committed to further enhancing shareholder returns as demonstrated by our recent 20 percent increase in quarterly dividends.”

During the last quarter, fleetwide booking volumes for the first half of 2016 were running nearly 20 percent higher than the prior year relative to a capacity increase of less than 3 percent, at lower constant dollar prices. At this time, cumulative advance bookings for the first half of 2016 are well ahead of last year at lower constant dollar prices.

Donald added, “Looking forward to 2016, we have driven a significant lengthening of the booking curve and have less inventory remaining for the first half of 2016 than at this time last year, which bodes well for continued year-over-year revenue yield improvement. Although we already have a solid base of business for next year, we are working hard to maintain the momentum through our ongoing initiatives to create additional demand.”

Fourth Quarter 2015 Outlook

Fourth quarter constant currency net revenue yields are expected to be up approximately 3 percent compared to the prior year (up approximately 1 percent in constant dollars). Net cruise costs excluding fuel per ALBD for the fourth quarter are expected to be higher by approximately 3 percent on a constant currency basis compared to the prior year (up approximately 2 percent in constant dollars).

Based on the above factors, the company expects non-GAAP diluted earnings for the fourth quarter 2015 to be in the range of $0.36 to $0.40 per share versus 2014 non-GAAP earnings of $0.27 per share.

Selected Key Forecast Metrics

	Full Year 2015		Fourth Quarter 2015
Year over year change:	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Net revenue yields	(2)%	3%	(2.5) to (3.5)%	0.5 to 1.5%
Net cruise costs excl. fuel / ALBD	(2)%	3%	(1.5) to (2.5)%	1.5 to 2.5%

	Full Year 2015		Fourth Quarter 2015
Fuel price per metric ton	$405		$366
Fuel consumption (metric tons in thousands)	3,190		810
Currency:Euro	$1.12 to €1		$1.12 to €1
Sterling	$1.54 to £1		$1.54 to £1
Australian dollar	$0.76 to A$1		$0.70 to A$1
Canadian dollar	$0.79 to C$1		$0.75 to C$1

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2015 third quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise company in the world, with a portfolio of 10 cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Line, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, P&O Cruises (Australia), P&O Cruises (UK) and Fathom.

Together, these brands will operate 100 ships in 2015 totaling 219,000 lower berths with 17 new ships scheduled to be delivered between 2016 and 2022. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Additional information can be found on www.carnival.com, www.hollandamerica.com, www.princess.com, www.seabourn.com, www.aida.de, www.costacruise.com, www.cunard.com, www.pocruises.com.au, www.pocruises.com and www.fathom.org.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
1 305 406 7862	1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this release as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that may impact, among other things, the forecasting of our non-GAAP earnings per share; net revenue yields; booking levels; pricing; occupancy; operating, financing and tax costs, including fuel expenses; net cruise costs per available lower berth day; estimates of ship depreciable lives and residual values; liquidity; goodwill, ship and trademark fair values and outlook. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this release. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•	general economic and business conditions;

•	increases in fuel prices;

•	incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew;

•	the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel;

•	negative publicity concerning the cruise industry in general or us in particular, including any adverse environmental impacts of cruising;

•	geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect;

•	economic, market and political factors that are beyond our control, which could increase our operating, financing and other costs;

•	changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which we operate;

•	our inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations;

•	increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages;

•	lack of continuing availability of attractive, convenient and safe port destinations on terms that are favorable or consistent with our expectations;

•	continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the prices for, the services and products provided by these vendors;

•	disruptions and other damages to our information technology and other networks and operations, and breaches in data security;

•	failure to keep pace with developments in technology;

•	competition from and overcapacity in the cruise ship and land-based vacation industry;

•	loss of key personnel or our ability to recruit or retain qualified personnel;

•	union disputes and other employee relationship issues;

•	disruptions in the global financial markets or other events that may negatively affect the ability of our counterparties and others to perform their obligations to us;

•	the continued strength of our cruise brands and our ability to implement our strategies;

•	additional risks to our international operations not generally applicable to our U.S. operations;

•	our decisions to self-insure against various risks or our inability to obtain insurance for certain risks at reasonable rates;

•	litigation, enforcement actions, fines or penalties;

•	fluctuations in foreign currency exchange rates;

•	whether our future operating cash flow will be sufficient to fund future obligations and whether we will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with our expectations;

•	risks associated with our dual listed company arrangement;

•	uncertainties of a foreign legal system as Carnival Corporation and Carnival plc are not U.S. corporations and

•	the ability of a small group of shareholders to effectively control the outcome of shareholder voting.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2015	2014	2015	2014
Revenues
Cruise
Passenger tickets	$3,631	$3,719	$8,891	$9,144
Onboard and other	1,102	1,084	2,918	2,839
Tour and other	150	144	194	182

	4,883	4,947	12,003	12,165

Operating Costs and Expenses
Cruise
Commissions, transportation and other	603	638	1,671	1,779
Onboard and other	170	165	395	392
Payroll and related	453	485	1,388	1,450
Fuel	345	518	996	1,569
Food	255	265	737	761
Other ship operating	582	605 (a)	1,913	1,842 (a)
Tour and other	82	84	129	130

	2,490	2,760	7,229	7,923
Selling and administrative	484	481	1,504	1,507
Depreciation and amortization	399	414	1,206	1,229 (a)

	3,373	3,655	9,939	10,659

Operating Income	1,510	1,292	2,064	1,506

Nonoperating (Expense) Income
Interest income	2	2	6	6
Interest expense, net of capitalized interest	(53)	(69)	(167)	(213)
(Losses) gains on fuel derivatives, net (b)	(197)	15	(378)	10
Other (expense) income, net	(12)	1	3	12

	(260)	(51)	(536)	(185)

Income Before Income Taxes	1,250	1,241	1,528	1,321
Income Tax Expense, Net	(34)	—	(41)	(2)

Net Income	$1,216	$1,241	$1,487	$1,319

Earnings Per Share
Basic	$1.56	$1.60	$1.91	$1.70

Diluted	$1.56	$1.60	$1.91	$1.70

Non-GAAP Earnings Per Share-Diluted (c)	$1.75	$1.58	$2.20	$1.67

Dividends Declared Per Share	$0.30	$0.25	$0.80	$0.75

Weighted-Average Shares Outstanding – Basic	778	776	778	776

Weighted-Average Shares Outstanding – Diluted	781	778	781	778

(a)	In the first quarter of 2015, we revised and corrected the accounting for one of our brands’ marine and technical spare parts in order to consistently expense them fleetwide. Had we not revised, this accounting may have resulted in material inconsistencies to our financial statements in the future. Accordingly, we will revise other previously reported results in future filings. This revision increased our three and nine months ended August 31, 2014 other ship operating expenses by $6 million and $17 million, respectively. This revision also increased our nine months ended August 31, 2014 depreciation expense by $2 million.
(b)	During the three months ended August 31, 2015 and 2014, our losses on fuel derivatives, net include net unrealized (losses) gains of $(137) million and $15 million and realized (losses) gains of $(60) million and $1 million, respectively. During the nine months ended August 31, 2015 and 2014, our losses on fuel derivatives, net include net unrealized (losses) gains of $(215) million and $8 million and realized (losses) gains of $(163) million and $2 million, respectively.
(c)	See the U.S. GAAP net income to non-GAAP net income reconciliations in the Non-GAAP Financial Measures included herein.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	August 31, 2015	November 30, 2014
ASSETS
Current Assets
Cash and cash equivalents	$539	$331
Trade and other receivables, net	328	332
Insurance recoverables	124	154
Inventories	305	349
Prepaid expenses and other	321	322

Total current assets	1,617	1,488

Property and Equipment, Net	32,232	32,819

Goodwill	3,052	3,127

Other Intangibles	1,247	1,270

Other Assets	649	744

	$38,797	$39,448

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$38	$666
Current portion of long-term debt	1,218	1,059
Accounts payable	578	626
Claims reserve	252	262
Accrued liabilities and other	1,349	1,276
Customer deposits	3,314	3,032

Total current liabilities	6,749	6,921

Long-Term Debt	6,604	7,363

Other Long-Term Liabilities	1,091	960

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 653 shares at 2015 and 652 shares at 2014 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 216 shares at 2015 and 2014 issued	358	358
Additional paid-in capital	8,505	8,384
Retained earnings	20,023	19,158
Accumulated other comprehensive loss	(1,378)	(616)
Treasury stock, 62 shares at 2015 and 59 shares at 2014 of Carnival Corporation and 29 shares at 2015 and 32 shares at 2014 of Carnival plc, at cost	(3,162)	(3,087)

Total shareholders’ equity	24,353	24,204

	$38,797	$39,448

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2015	2014	2015	2014
STATISTICAL INFORMATION
ALBDs (in thousands) (a)	19,795	19,671	57,686	56,830
Occupancy percentage (b)	110.9%	109.1%	105.6%	104.8%
Passengers carried (in thousands)	3,068	2,983	8,138	7,943
Fuel consumption in metric tons (in thousands)	786	797	2,379	2,400
Fuel consumption in metric tons per ALBD	0.040	0.041	0.041	0.042
Fuel cost per metric ton consumed	$439	$650	$418	$654
Currencies
U.S. dollar to Euro	$1.11	$1.35	$1.13	$1.36
U.S. dollar to Sterling	$1.56	$1.69	$1.54	$1.67
U.S. dollar to Australian dollar	$0.75	$0.94	$0.78	$0.92
U.S. dollar to Canadian dollar	$0.78	$0.93	$0.80	$0.92

CASH FLOW INFORMATION
Cash from operations	$1,281	$1,120	$3,567	$2,793
Capital expenditures	$324	$348	$1,704	$1,677
Dividends paid	$195	$194	$584	$582

Notes to Statistical Information

(a)	ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.
(b)	In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues by ALBDs as follows (dollars in millions, except yields) (a) (b):

	Three Months Ended August 31,			Nine Months Ended August 31,
	2015	2015 Constant Dollar	2014	2015	2015 Constant Dollar	2014
Passenger ticket revenues	$3,631	$3,869	$3,719	$8,891	$9,478	$9,144
Onboard and other revenues	1,102	1,154	1,084	2,918	3,051	2,839

Gross cruise revenues	4,733	5,023	4,803	11,809	12,529	11,983

Less cruise costs
Commissions, transportation and other	(603)	(646)	(638)	(1,671)	(1,808)	(1,779)
Onboard and other	(170)	(177)	(165)	(395)	(413)	(392)

	(773)	(823)	(803)	(2,066)	(2,221)	(2,171)

Net passenger ticket revenues	3,028	3,223	3,081	7,220	7,670	7,365
Net onboard and other revenues	932	977	919	2,523	2,638	2,447

Net cruise revenues	$3,960	$4,200	$4,000	$9,743	$10,308	$9,812

ALBDs	19,794,882	19,794,882	19,671,265	57,685,594	57,685,594	56,829,605

Gross revenue yields	$239.10	$253.73	$244.14	$204.72	$217.20	$210.85
% (decrease) increase vs. 2014	(2.1)%	3.9%		(2.9)%	3.0%

Net revenue yields	$200.04	$212.17	$203.35	$168.91	$178.69	$172.65
% (decrease) increase vs. 2014	(1.6)%	4.3%		(2.2)%	3.5%

Net passenger ticket revenue yields	$152.96	$162.81	$156.62	$125.17	$132.96	$129.60
% (decrease) increase vs. 2014	(2.3)%	4.0%		(3.4)%	2.6%

Net onboard and other revenue yields	$47.09	$49.36	$46.74	$43.74	$45.73	$43.05
% increase vs. 2014	0.8%	5.6%		1.6%	6.2%

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel by ALBDs as follows (dollars in millions, except costs per ALBD) (a) (b):

	Three Months Ended August 31,			Nine Months Ended August 31,
	2015	2015 Constant Dollar	2014	2015	2015 Constant Dollar	2014
Cruise operating expenses	$2,408	$2,536	$2,676	$7,100	$7,487	$7,793
Cruise selling and administrative expenses	482	511	479	1,497	1,584	1,501

Gross cruise costs	2,890	3,047	3,155	8,597	9,071	9,294
Less cruise costs included above
Commissions, transportation and other	(603)	(646)	(638)	(1,671)	(1,808)	(1,779)
Onboard and other	(170)	(177)	(165)	(395)	(413)	(392)
Restructuring expenses	(14)	(17)	—	(21)	(26)	—
Gains on ship sales and ship impairment, net	2	2	—	6	6	15

Net cruise costs	2,105	2,209	2,352	6,516	6,830	7,138
Less fuel	(345)	(345)	(518)	(996)	(996)	(1,569)

Net cruise costs excluding fuel	$1,760	$1,864	$1,834	$5,520	$5,834	$5,569

ALBDs	19,794,882	19,794,882	19,671,265	57,685,594	57,685,594	56,829,605

Gross cruise costs per ALBD	$145.95	$153.92	$160.38	$149.03	$157.26	$163.53
% decrease vs. 2014	(9.0)%	(4.0)%		(8.9)%	(3.8)%

Net cruise costs per ALBD	$106.28	$111.60	$119.59	$112.96	$118.41	$125.59
% decrease vs. 2014	(11.1)%	(6.7)%		(10.1)%	(5.7)%

Net cruise costs excluding fuel per ALBD	$88.84	$94.16	$93.23	$95.70	$101.15	$97.98
% (decrease) increase vs. 2014	(4.7)%	1.0%		(2.3)%	3.2%

(See next page for Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Non-GAAP fully diluted earnings per share was computed as follows (in millions, except per share data) (b):

	Three Months Ended August 31,		Nine Months Ended August 31,
	2015	2014	2015	2014
Net income – diluted
U.S. GAAP net income	$1,216	$1,241	$1,487	$1,319
Restructuring expenses (c)	14	—	21	—
Gains on ship sales and ship impairment, net (c)	(2)	—	(6)	(15)
Unrealized losses (gains) on fuel derivatives, net (d)	137	(15)	215	(8)

Non-GAAP net income	$1,365	$1,226	$1,717	$1,296

Weighted-average shares outstanding – diluted	781	778	781	778

Earnings per share – diluted
U.S. GAAP earnings per share	$1.56	$1.60	$1.91	$1.70
Restructuring expenses (c)	0.02	—	0.03	—
Gains on ship sales and ship impairment, net (c)	—	—	(0.01)	(0.02)
Unrealized losses (gains) on fuel derivatives, net (d)	0.17	(0.02)	0.27	(0.01)

Non-GAAP earnings per share	$1.75	$1.58	$2.20	$1.67

Notes to Non-GAAP Financial Measures

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segments’ financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business; gains and losses on ship sales and ship impairments, net; and restructuring expenses that are not part of our core operating business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. GAAP consolidated financial statements.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices and food expenses, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross passenger ticket revenues, net of commissions, transportation and other costs. Net onboard and other revenues reflect gross onboard and other revenues, net of onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segments’ costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. In addition, we exclude gains and losses on ship sales and ship impairments, net and restructuring expenses from our calculation of net cruise costs with and without fuel as they are not considered part of our core operating business.

As a result of our revision of 2014 cruise ship operating expenses, our previously reported results changed as follows (in millions, except per ALBD data):

	Three Months Ended August 31, 2014		Nine Months Ended August 31, 2014
	As Previously Reported	As Revised	As Previously Reported	As Revised
Gross cruise costs per ALBD	$160.11	$160.38	$163.24	$163.53
Net cruise costs per ALBD	$119.32	$119.59	$125.29	$125.59
Net cruise costs excluding fuel per ALBD	$92.97	$93.23	$97.69	$97.98
U.S. GAAP net income	$1,247	$1,241	$1,338	$1,319
Non-GAAP net income	$1,232	$1,226	$1,315	$1,296

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs would include a significant amount of uncertainty in projecting the costs deducted to arrive at these measures. As such, management does not believe that this reconciling information would be meaningful.

In addition, because our Europe, Australia & Asia (“EAA”) cruise brands utilize the euro, sterling and Australian dollar as their functional currency to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report these non-GAAP financial measures assuming the 2015 periods’ currency exchange rates have remained constant with the 2014 periods’ rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on the translation of our EAA brands. We believe that this is a useful measure since it facilitates a comparative view of the changes in our business in a fluctuating currency exchange rate environment.

Although our constant dollar basis measure removes the foreign currency translational impact as discussed above, it does not remove the foreign currency transactional impact from changes in exchange rates on our brands’ revenues and expenses that are denominated in a currency other than their functional currency. Historically the foreign currency transactional impact had not been significant when measuring the periodic changes in our results of operations. However, given the continuing expansion of our global business and the heightened volatility in foreign currency exchange rates, we believe the foreign currency transactional impact is more significant in measuring our 2015 results compared to 2014, than in previous years. Together, the foreign currency translational and transactional impacts discussed above are referred to as on the “constant currency basis.”

(b)	Our consolidated financial statements are prepared in accordance with U.S. GAAP. The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. There are no specific rules for determining our non-GAAP current and constant dollar financial measures and, accordingly, they are susceptible to varying calculations, and it is possible that they may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

(c)	We believe that the gains on ship sales and ship impairment, net and restructuring expenses recognized in the three and nine months ended August 31, 2015 and 2014 are not part of our core operating business and, therefore, are not an indication of our future earnings performance. As such, we believe it is more meaningful for gains on ship sales and ship impairment, net and restructuring expenses to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding these items.

(d)	Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding these unrealized gains and losses.

We have not included in our earnings guidance the impact of unrealized gains and losses on fuel derivatives because these unrealized amounts involve a significant amount of uncertainty, and we do not believe they are an indication of our future earnings performance. Accordingly, our earnings guidance is presented on a non-GAAP basis only. As a result, we did not present a reconciliation between forecasted non-GAAP diluted earnings per share guidance and forecasted U.S. GAAP diluted earnings per share guidance, since we do not believe that the reconciliation information would be meaningful. However, we do forecast realized gains and losses on fuel derivatives by applying current Brent prices to the derivatives that settle in the forecast period.